Exhibit 99.1

                                [USA LETTERHEAD]


November 1, 2004



Dear Shareholder:

So much has recently happened, I thought it would be an opportune time to update you on some of our accomplishments.

Our 2004 fiscal year was filled with many promising developments, which began to deliver tangible results in the many areas most important to shareholders. The Company doubled its revenue, and has recently commercialized five exciting new products, which are now available to the market.

Fiscal year 2004 revenues principally came from three products: our EnergyMiser line of energy management offerings, e-Port(R) Generation 4 cashless transaction solution, and our Business Express(R) unattended office solution. It's going to be different going forward because in addition to the three products listed above, we now have commercialized and are ready to sell the e-Port G-5, e-Suds(TM), Sony/Kiosk, ZiLOG initiative, and the next generation internal Vending Miser -- VM2IQ(TM).

Many of these new products have been anticipated by some of our larger customers and prospects, and have been well received by the marketplace - all of which we expect help set the stage for improved growth.

Some of the recent announcements associated with these new products include:

o The completion of the ZiLOG e-Port on a chip that makes our e-Port networking technology available to ZiLOG customers;

o The new compact, less costly, easy to install `G-5 e-Port' (To see the simple installation of the G5

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e-Port System, go to http://www.usatech.com/news/usa_2004_10_07video.php.);

o The smaller and more affordable internal VendingMiser(R) `VM2IQ';

While these new products are expected to provide a solid foundation from which our Company can continue its growth -- we did not stop there. We expanded this foundation by entering into important new strategic partnerships.

Some of the recent announcements associated with these new relationships include:

o A licensing agreement with Mars Electronics (MEI), allowing it access to certain Intellectual Property and e-Port technology in order to market its own cashless vending solutions;

o The US General Services Administration (GSA), entered into a contract with us covering all of our EnergyMiser energy management products. It means all Federal Government authorities, agencies and facilities worldwide now have the ability to purchase our VendingMiser(R), CoolerMiser(TM), PlugMiser(TM) and SnackMiser(TM) immediately, and directly from the Company (Executive order promoting VendingMiser is posted on the Energy Department's web site http://www.eere.energy.gov/femp/pdfs/beverage_vending_machines.pdf );

o Agreement with AT&T Wireless (now Cingular) - http://www.usatech.com/news/usa_2004_10_12.php;

o A co-marketing agreement with Honeywell for the sale and installation of our EnergyMiser product line.

Other important developments of note include:

o Statement by NAMA in an industry whitepaper that the `time is now for cashless vending' http://www.usatech.com/pdfs/2004_NAMA_cashless_vend_study.pdf;

o Our employees, officers, directors and family members demonstrated their commitment to our future by investing directly into the Company more than $2 million in the purchase of Company stock over the past 18 months.


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We have new technology and solutions to sell. We've forged strategic marketing and sales partnerships with many of the most recognizable and respected companies in the world. We have the clearance to sell our energy management solutions to all Federal agencies. Honeywell is selling our solutions. AT&T/Cingular is a communications partner. MEI (a division of Mars Inc) is licensing our technology. Coca Cola Philadelphia is among the first to install and use our new G5 e-Port cashless transaction solution in their vending machines.

As you can see, we have been busy. In large part due to your support and encouragement, we have a formidable array of products, services, customers and patents (54 issued, 33 pending). As such, we have great energy and optimism, and look forward to keeping you abreast of our progress.

                                                              Sincerely,



                                                              George Jensen, Jr.
                                                              Chairman and CEO